Exhibit 99.2

AMENDMENT NO. 1, dated as of December 6, 2010 (“Amendment”), to the Amended and Restated Employment Agreement dated as of May 27, 2010 (the “Employment Agreement”) by and between Casey’s General Stores, Inc., an Iowa corporation (together with any successor thereto, the “Company”) and Robert J. Myers (“Executive”).

WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to clarify certain periods set forth in the Employment Agreement in light of the Executive’s age.

NOW, THEREFORE, the Company and Executive hereby agree:

1. Section 1(b) of the Employment Agreement is hereby replaced in its entirety with the following:

“(b) The “Change of Control Period” is the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended.”

2. Section 3 of the Employment Agreement is hereby replaced in its entirety with the following:

“3. Employment Period. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).”

3. The Employment Agreement, except as expressly modified hereby, shall remain in full force and effect.

Intending to be legally bound hereby, the parties have executed this Amendment next to their names below.

CASEY’S GENERAL STORES, INC.

By:	/s/ Terry Handley
Chief Operating Officer

EXECUTIVE,

by:	/s/ Robert J. Myers
Robert J. Myers

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